                                                                Exhibit 23.2


The Board of Directors
Foilmark, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Foilmark, Inc. of our report dated February 19, 1999, relating to the consolidated balance sheets of Foilmark, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Foilmark, Inc.


                                               KPMG LLP



Melville, New York
April 27, 1999